Exhibit 99.1
Boston Life Sciences, Inc. Changes Name to
Alseres Pharmaceuticals, Inc.
HOPKINTON, Mass., June 8, 2007 — Boston Life Sciences, Inc. (NASDAQ: BLSI and ALSE) today announced that its proposed name change to Alseres Pharmaceuticals, Inc., was approved by its stockholders at its annual meeting of stockholders. Alseres’ common shares will begin trading under a new Nasdaq Capital Market symbol ‘ALSE’ on Monday, June 11, 2007. The new CUSIP number for ALSE common stock is 021152103.
“We have made excellent progress transforming the Company from a life sciences company into a biopharmaceutical company with late stage product candidates in clinical development for Central Nervous System disorders,” stated Peter G. Savas, Alseres Pharmaceuticals Chairman and Chief Executive Officer. “Our new name, Alseres Pharmaceuticals, is intended to support our evolving strategic vision. Alseres is derived from a Latin term meaning ‘to grow together, to take root, to become established’ and we believe provides an image for our growing pipeline, scientific expertise, management and culture.”
The Company’s new website can be found at www.alseres.com.
About Alseres Pharmaceuticals, Inc.
Alseres Pharmaceuticals, Inc. (ALSE) is engaged in the research and clinical development of diagnostic and therapeutic products for central nervous system (CNS) disorders. Cethrin®, a recombinant-protein-based drug designed to promote nerve repair after acute spinal cord injury, has reported positive interim results in a Phase I/IIa clinical trial. ALTROPANE® molecular imaging agent is in Phase III clinical trials for the diagnosis of Parkinson’s Disease (PD). The company’s research and pre-clinical CNS programs include Inosine for the treatment of spinal cord injury and stroke, a DAT blocker for the treatment of Parkinson’s disease, and a second generation technetium-based molecular imaging agent for PD and ADHD. Alseres’ current research collaborations include Harvard Medical School and Children’s Hospital Boston.
Safe Harbor
The foregoing release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements include statements regarding Boston Life Sciences’ future expectations, beliefs, intentions, goals, strategies, plans or prospects regarding the future, including the development and commercialization of ALTROPANE and Cethrin, the prospects of the Company’s CNS therapeutics program, the Company’s strategies to develop and commercialize axon regeneration technologies and the breadth of the Company’s technologies and intellectual property portfolio. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,”

“could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Boston Life Sciences from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Boston Life Sciences is providing the information in this press release as of this date and assumes no obligations to update the information in this press release.
Contact:
Sharon Correia
Director, Corporate Communications
scorreia@bostonlifesciences.com
508-497-2360 ext. 224